Exhibit 99.1

Spherix Board Unanimously Rejects Unsolicited Proposal from Marathon Patent Group, Inc.

Marathon Proposal Substantially Undervalues Spherix and is Not in the Best Interests of Stockholders

BETHESDA, MD., February 3, 2015 /PRNewswire/ - Spherix Incorporated (SPEX), an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that its Board of Directors has considered and unanimously rejected an unsolicited proposal (the “Proposal”) received from Marathon Patent on January 15, 2015 indicating Marathon’s interest in acquiring Spherix in a stock-for-stock transaction valuing Spherix at a 15% premium above the recent market price of Spherix’s common stock. After a comprehensive review, conducted in consultation with its legal advisors, the Spherix Board concluded that the Proposal substantially undervalues Spherix, creates significant risks and uncertainties for the stockholders of Spherix, and is not in the best interests of the Company and its stockholders.

“After careful review and consideration, our Board of Directors has unanimously determined that Marathon’s unsolicited proposal substantially undervalues Spherix and does not reflect the value of the Company’s patent portfolio and its current business.  We continue to execute our business plan and believe our assets put the company in its best position to be successful” said Anthony Hayes, CEO of Spherix.

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:              Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:                                  Phone: (703) 992-9325
Email: info@spherix.com
                                                www.spherix.com